UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2006

The Majestic Star Casino, LLC
The Majestic Star Casino Capital Corp.
Majestic Star Casino Capital Corp. II
(Exact name of Registrant as Specified in its Charter)

Indiana Indiana Indiana (State or Other Jurisdiction of Incorporation)	333-06489 (Commission File Number)	43-1664986 35-2100872 20-3879309 (IRS Employer Identification No.)
301 Fremont Street, 12th Floor

Las Vegas, Nevada 89101

(Address of Principal Executive Offices)

Registrant's telephone number, including area code: (702) 388-2224

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 14, 2006, The Majestic Star Casino, LLC (the “Company”), entered into a new employment agreement (the “Employment Agreement”) with Jon S. Bennett, its Vice President and Chief Financial Officer. This Employment Agreement replaces another that recently expired in accordance with its terms.

The Employment Agreement has a twenty-four month term and provides for an annual base salary of $300,000 in the first year of the Employment Agreement. The base salary shall be reviewed annually by the Company with future increases to be established at the Company’s discretion. Mr. Bennett is also entitled to participate in a discretionary bonus plan or incentive plan as formulated by the Company’s board of directors from time to time. Mr. Bennett’s target bonus is 30% of his base salary paid during the year. Mr. Bennett is eligible to participate in the benefit plans as generally made available to the Company’s senior executives. If Mr. Bennett’s employment is terminated by the Company without “cause” or he terminates his employment for “good reason” (as such terms are defined in the Employment Agreement), the Company shall pay Mr. Bennett the equivalent of six months base salary or the remainder of annual base salary due under the Employment Agreement, whichever is less. The Employment Agreement also includes certain non-competition, non-solicitation and confidentiality provisions.

A copy of the Employment Agreement is attached to this Current Report as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the Employment Agreement is not complete and is qualified in its entirety by reference to the full text of the Employment Agreement.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Number	Description

10.1	Employment Agreement between The Majestic Star Casino, LLC and Jon Scott Bennett

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

August 18, 2006	THE MAJESTIC STAR CASINO, LLC

By:	/s/ Jon S. Bennett
Jon S. Bennett, Vice President and Chief Financial Officer

THE MAJESTIC STAR CASINO CAPITAL CORP.

By:	/s/ Jon S. Bennett
Jon S. Bennett, Vice President and Chief Financial Officer

MAJESTIC STAR CASINO CAPITAL CORP. II

By:	/s/ Jon S. Bennett
Jon S. Bennett, Vice President and Chief Financial Officer

EXHIBIT INDEX

Number	Description

10.1	Employment Agreement between The Majestic Star Casino, LLC and Jon Scott Bennett

Exhibit 10.1